EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release: August 8, 2007

Central Vermont Reports Second Quarter Earnings

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported second quarter 2007 consolidated earnings of $0.5 million, or 4 cents per diluted share of common stock. This compares to second quarter 2006 consolidated earnings of $1.0 million, or 8 cents per diluted share of common stock.

CV reported consolidated earnings of $6.2 million, or 58 cents per diluted share of common stock for the first six months of 2007. This compares to consolidated earnings of $5.1 million, or 43 cents per diluted share of common stock for the first six months of 2006.

"Financial performance in the second quarter was significantly affected by the most devastating, costly storm in the company's history. However, CV rebounded quickly, restoring power within five days to everyone affected which included nearly 40 percent of our customers," said CV President and CEO Bob Young. "Our fast recovery demonstrates the company's resiliency and is a testament to our commitment to provide exceptional customer service.

"Throughout the remainder of the year, we will reinforce this commitment by continuing our planned capital improvements. We are also seeking a small, 4.46 percent rate increase aimed at ensuring reliable customer service and the opportunity to earn a reasonable return."

QUARTERLY PERFORMANCE SUMMARY - 2007 versus 2006
Utility Business
Operating revenues decreased $1.6 million including a $5.7 million decrease in resale sales revenue resulting from less excess power available for resale and a $0.2 million provision for customer refund. These were partially offset by a $3.7 million increase in retail sales revenue, including $2.6 million resulting from a 4.07 percent retail rate increase effective Jan. 1, 2007 and $1.1 million resulting from higher sales volume largely due to an increase in the number of residential and commercial customers, and a $0.6 million increase in other operating revenue resulting from higher transmission revenue. The decrease in excess power available for resale was largely due to second quarter 2007 Vermont Yankee and Millstone Unit #3 scheduled refueling outages versus full production during the same period in 2006. Lower output from Independent Power Producers, our hydro facilities and higher retail sales demand also resulted in less excess power being available for resale. Additionally, in 2006 we resold $3.9 million of additional Vermont Yankee uprate power that we were required to purchase at market prices.

Purchased power costs decreased $3.1 million largely due to the Vermont Yankee scheduled refueling outage, additional Vermont Yankee uprate power that we purchased in 2006, and lower nuclear plant decommissioning costs. These favorable items were partially offset by increased short-term purchases resulting from the purchase of replacement energy during the nuclear plant refueling outages.

Other operating costs increased $3.7 million, including $3.2 million of storm restoration costs resulting from a major storm in April 2007, higher transmission costs due to higher rates and overall transmission expansion in New England, and increased bad debt expense. These unfavorable items were partially offset by lower employee benefit costs.

Equity in earnings from affiliates increased $1.2 million largely due to earnings from Vermont Transco LLC ("Transco"), which was formed in June 2006 by Vermont Electric Power Company Inc. and its owners, including CV, for construction, maintenance and operation of transmission facilities in Vermont.

Non-utility Business
CV's non-regulated wholly owned subsidiary Catamount Resources Corporation ("CRC") had earnings of $0.1 million in the second quarter of 2007 and 2006.

YEAR-TO-DATE PERFORMANCE SUMMARY - 2007 versus 2006
Utility Business
Operating revenues increased $2.8 million including a $10.4 million increase in retail sales revenue and a $0.4 million increase in other operating revenue resulting from higher transmission revenue. These were partially offset by a $7.6 million decrease in resale sales revenue largely for the same reasons described above, and a $0.4 million provision for a rate refund to customers for amounts included in the 4.07 percent rate increase. The increase in retail sales revenue included $5.6 million resulting from the Jan. 1, 2007 rate increase and $4.8 million resulting from higher volume due an increase in the number of customers, including two small service territory acquisitions in late 2006 and overall customer growth throughout existing service territories.

Purchased power costs decreased $3.4 million, other operating costs increased $5.8 million and equity in earnings from affiliates increased $2.4 million largely for the same reasons described above.

Non-utility Business
CRC's earnings were $0.3 million in the first six months of 2007 compared to $0.6 million in 2006. The decrease is primarily related to interest earned in 2006 on cash proceeds from the Dec. 2005 sale of Catamount Energy Corporation.

2006 Stock Buyback
Earnings per share for the second quarter and first six months of 2007 reflect the impact of the April 2006 stock buyback. CV purchased 2.2 million shares of its common stock for $22.50 per share using cash proceeds from the Dec. 20, 2005 sale of Catamount. The stock buyback decreased common shares outstanding by about 18 percent, resulting in a favorable impact of 1 cent per diluted common share in the second quarter and 8 cents in the first six months of 2007 when compared to the results for the same periods in 2006.

2007 Financial Guidance
Given the results of the first half of the year, including the impact of the April 2007 storm, and our expectations of continued low wholesale market prices, CV is lowering its 2007 earnings guidance from a range of $1.60 to $1.70 per share to a range of $1.35 to $1.45 per share. As part of CV's 2006 rate agreement approved by the Vermont Public Service Board, the company's allowed rate of return on its Vermont utility operations is capped at 10.75 percent for 2007, which equates to approximately $1.70 per diluted share.

Webcast
CV will host an earnings teleconference and webcast on Aug. 9, 2007 beginning at 2 p.m. EDT At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company's financial results, as well as progress made toward achieving its long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "Central Vermont Public Service Second Quarter Earnings Conference Call" link on the company's homepage at www.cvps.com. An audio archive of the call will be available Aug. 9 at approximately 4 p.m. EDT at the same location or by dialing 1-888-286-8010 and entering passcode 83872331.

About CV
CV is Vermont's largest electric utility, serving more than 157,000 customers statewide. CV's non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward-Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings. These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Reconciliation of Earnings per Diluted Share 2007 vs. 2006
Three Months Ended June 30	Six Months Ended June 30

2006 Earnings per diluted share

Year-over-Year Effects on Earnings (a):
   Higher retail revenues - 4.07 percent rate increase Jan. 1, 2007
   Higher retail revenues - volume
   Lower purchased power costs
   Higher equity in earnings
   Lower resale sales
   Higher maintenance costs due to Apr. 2007 major storm
   Higher operating and other
   Lower CRC earnings

2007 Earnings per diluted share

$.08 ..15 ..06 ..18 ..11 (.32) (.18) (.04) - $.04	$.43 ..32 ..27 ..19 ..21 (.43) (.18) (.21) (.02) $.58

(a) The favorable impact of the Apr. 06 stock buyback is included in the individual EPS variances and not shown separately in the table above.

Central Vermont Public Service Corporation - Consolidated Earnings Release (unaudited) (dollars in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Utility Operating Data Retail sales (mWh)	534,274	526,606	1,166,449	1,126,540
Operating revenues: Retail sales Resale sales Provision for rate refund Other operating revenue Total operating revenue	$65,142 10,044 (186) 2,380 $77,380	$61,434 15,757 - 1,801 $78,992	$140,683 19,651 (373) 4,115 $164,076	$130,248 27,295 - 3,704 $161,247
Operating expenses: Purchased power Other operating expenses Income tax (benefit) expense Total operating expense	$39,819 37,268 (594) $76,493	$42,983 33,523 248 $76,754	$82,079 72,803 2,244 $157,126	$85,471 66,956 1,962 $154,389
Net Income Preferred stock dividend requirements Earnings available for common stock	$521 92 $429	$995 92 $903	$6,227 184 $6,043	$5,092 184 $4,908
Weighted average shares of common stock outstanding: Basic Diluted	10,186,907 10,307,095	10,634,854 10,682,809	10,161,336 10,355,990	11,403,213 11,460,706
Earnings per share of common stock - basic Earnings per share of common stock - diluted Dividends declared per share of common stock Dividends paid per share of common stock	$0.04 $0.04 $0.23 $0.23	$0.08 $0.08 $0.46 $0.23	$0.59 $0.58 $0.69 $0.46	$0.43 $0.43 $0.46 $0.46
Catamount Resources Corporation: Earnings per basic and diluted share of common stock	$0.01	$0.01	$0.03	$0.05

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com